Exhibit 10.7
AMENDED AND RESTATED PARTICIPATION AGREEMENT

This Amended and Restated Participation Agreement (the “Agreement”) is made and entered into as of this 8th day of December, 2006, by and between Ridgelake Energy, Inc., a Louisiana corporation, whose mailing address is 3636 N. Causeway Blvd., Suite 300, Metairie, Louisiana  70002-7216, sometimes hereinafter referred to as “Ridgelake,” GulfX, LLC, a Delaware limited liability company, whose mailing address is 15 Rheola Street, West Perth, Western Australia 6005, Australia, sometimes hereinafter referred to as “GulfX,” and South Marsh LLC, a Delaware limited liability company, whose mailing address is 15 Rheola Street, West Perth, Western Australia 6005, Australia, sometimes hereinafter referred to as “South Marsh.”  GulfX and South Marsh are sometimes individually referred to herein as a “Participant” and collectively as the “Participants.”  Ridgelake, GulfX, and South Marsh are sometimes individually referred to herein as a “Party” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, Ridgelake and GulfX entered into that certain Participation Agreement, dated January 18, 2006 (the “Original GulfX Agreement”), pursuant to which Ridgelake granted to GulfX the right to acquire an undivided twenty percent (20%) working interest in the oil and gas leases more particularly described in Exhibit A attached hereto, which cover the OCS Blocks set forth below (hereinafter jointly referred to as the “Leases” or individually as the “Lease”), all subject to the terms, conditions, reservations and limitations provided for in the Original GulfX Agreement:

OCS Lease No.:	OCS Area Name/ Block:
OCS-G 26190	Viosca Knoll Block 79 (“VK 79”)
OCS-G 26560	High Island Area, East Addition, South Extension, Block A 307 (“HI A-307”)
OCS-G 27078	Vermilion Area, South Addition Block 317 (“VM 317”)
OCS-G 27089	South Marsh Island, South Addition Block 138 (“SMI 138”)
OCS-G 27091	South Marsh Island, South Addition Block 152 (“SMI 152”)

WHEREAS, pursuant to that certain South Marsh Participation Agreement, dated February 7, 2006, between GulfX and South Marsh, GulfX assigned to South Marsh an undivided 37.5% of GulfX’s rights under the Original GulfX Agreement, insofar and only insofar as the Original GulfX Agreement covers the Leases covering SMI 138 and SMI 152 (collectively, the “SMI Leases”), so that, after giving effect to such assignment (the “Partial Assignment”), GulfX had the right to acquire an undivided 12.5% working interest in the SMI Leases, and South Marsh had the right to acquire an undivided 7.5% working interest in the SMI Leases; and

WHEREAS, pursuant to that certain Participation Agreement, dated September 18, 2006, between South Marsh and Ridgelake (the “Original South Marsh Agreement”), Ridgelake granted to South Marsh the right to acquire an undivided ten percent (10%) working interest in the Leases covering VK 79, HI A 307, and VM 317 (the Original GulfX Agreement and the Original South Marsh Agreement are collectively referred to herein as the “Original Agreements”); and

WHEREAS, GulfX desires to acquire from Ridgelake, and Ridgelake desires to grant to GulfX, the right to acquire an additional undivided 3.75% working interest in the Lease covering SMI 138, and after giving effect to the Original GulfX Agreement, the Partial Assignment, and such additional grant, it is the Parties’ intention that GulfX will have the right to acquire, in the aggregate, an undivided 16.25% working interest in SMI 138, subject to and in accordance with the terms hereof; and

WHEREAS, South Marsh desires to acquire from Ridgelake, and Ridgelake desires to grant to South Marsh, the right to acquire an additional undivided 3.75% working interest in the Lease covering SMI 138, and after giving effect to the Partial Assignment and such additional grant, it is the Parties’ intention that South Marsh will have the right to acquire, in the aggregate, an undivided 11.25% working interest in SMI 138, subject to and in accordance with the terms hereof; and

WHEREAS, South Marsh desires to acquire from Ridgelake, and Ridgelake desires to grant to South Marsh, the right to acquire an additional undivided 7.50% working interest in the Lease covering SMI 152, and after giving effect to the Partial Assignment and such additional grant, it is the Parties’ intention that South Marsh will have the right to acquire, in the aggregate, an undivided 15.00% working interest in SMI 152, subject to and in accordance with the terms hereof; and

WHEREAS, the Parties desire to amend, restate and replace in their entirety the Original Agreements in order to reflect (i) the partial assignment by GulfX to South Marsh of an interest in the Original GulfX Agreement; and (ii) the rights to acquire additional interests in the SMI Leases granted by Ridgelake to the Participants.

NOW, THEREFORE, for and in consideration of the recitals, covenants and agreements contained herein, and for other good and valuable consideration, the Original Agreements are hereby amended, restated and replaced in their entirety as follows:

ARTICLE I
PRICE

1.1
For its interest in the Leases, each Participant shall pay its respective “Cost Share” (as set forth in the table in Section 1.1.1 below) of (i) all direct costs and expenses expended by Ridgelake (through the date of execution of this Agreement) in the acquisition, maintenance and development of the Leases, including, but not limited to, lease bonus costs, rentals, title examination fees and expenses, shallow hazard survey costs, and costs of acquisition and processing seismic data (collectively, “Sunk Costs”); (ii) all direct costs and expenses expended by Ridgelake (on a Lease-by-Lease basis until such time as Participant earns an interest in a Lease) in the maintenance and development of the Leases, including, but not limited to, rentals, shallow hazard survey costs, and the cost of acquisition and processing seismic data (collectively, “Lease Expenses”); and (iii) the cost of conducting the interest earning operations on each lease, as specified on Exhibits “B-1” through “B-5” attached hereto (hereinafter the “Operations”).

1.1.1	Participants’ respective “Cost Shares” and “Earning Shares” in the Leases are as follows:

	GulfX		South Marsh
	Cost Share	Earning Share	Cost Share	Earning Share
VK 79	26.67%	20.00%	13.34%	10.00%
HI A 307	26.67%	20.00%	13.34%	10.00%
VM 317	26.67%	20.00%	13.34%	10.00%
SMI 138	21.67%	16.25%	15.00%	11.25%
SMI 152	16.67%	12.50%	20.00%	15.00%

1.1.2
Sunk Costs as of December 4, 2006, are enumerated on Exhibit “C” attached hereto.  It is acknowledged that the Participants have paid their respective Cost Shares of Sunk Costs in accordance with the Original Agreements and to the extent that Sunk Costs were enumerated on the Exhibit “C” attached to the Original Agreements.

Within five (5) days after the execution of this Agreement, Ridgelake will present to the Participants a statement(s) reflecting the Participant’s Cost Share of Sunk Costs as of December 4, 2006 (as such costs are shown on Exhibit “C” attached hereto) less payments received to date.  GulfX and South Marsh shall remit the balance due to Ridgelake within five (5) days of receipt by Participant of such statement(s).

1.1.3
The Participants’ respective Cost Shares of Lease Expenses (i.e., the respective Cost Shares set forth in the table Section 1.1.1 above) shall be periodically billed by Ridgelake as they arise and shall be paid by Participants in the time periods allowed for such payments under the Joint Operating Agreement referenced in Article III hereinbelow (hereinafter the “JOA”).

1.1.4
Each Participant shall pay its proportionate share (i.e., the respective Cost Shares set forth in the table in Section 1.1.1 above) of the estimated costs to conduct Operations on each lease thirty (30) days prior to the anticipated commencement date for such Operations, and thereafter shall pay its respective Cost Share of all costs and expenses for Operations on a Lease-by-Lease basis, until such Participant has earned an interest in a particular Lease in accordance with the terms of this Agreement.

1.2
Upon execution of this Agreement, each Participant is obligated to pay Ridgelake its respective Cost Share of the Sunk Costs and Lease Expenses referenced in Article 1.1 above.  Failure to timely remit such payments to Ridgelake shall result in the immediate termination of this Agreement as to such Participant, and such Participant shall forfeit any and all Sunk Costs and Lease Expenses previously paid to Ridgelake.

1.3
Participants shall have no obligation to participate in any Operations on the Leases; provided, however, that if a Participant does not participate in the Operations on a particular Lease, then such Participant shall forfeit its right to earn an interest in such Lease and shall forfeit all Sunk Costs and Lease Expenses previously paid on the Lease.

ARTICLE II
ADDITIONAL CONSIDERATION

(Note:  In this Article II, Capitalized terms not otherwise defined herein shall have the meanings assigned to them in Exhibit “E.”)

2.1
As additional consideration for its participation in the prospects developed by Ridgelake on the Leases, GulfX has procured the issuance to Ridgelake and/or its designee(s) of Two Million Five Hundred Thousand (2,500,000) Discovery Shares (the “GulfX Discovery Shares”) in GulfX Limited, an Australia company (“GulfX Limited”), the terms of which are specified in Exhibit “E-1” attached hereto.

Likewise, as additional consideration for its participation in the prospects developed by Ridgelake on the Leases, South Marsh has procured the issuance to Ridgelake and/or its designee(s) of (i) One Million (1,000,000) Discovery Shares (the “Entek Discovery Shares”) in Entek Energy Ltd. (“Entek”), the terms of which are specified in Exhibit “E-2” attached hereto; and (ii) Three Hundred Thousand (300,000) options (the “Options”) in Entek or any successor by name change, merger or other corporate action, the terms of which are specified in Exhibit “E-3” attached hereto.

The GulfX Discovery Shares and Entek Discovery Shares are collectively referred to herein as the “Discovery Shares.”

The Discovery Shares and Options are subject to whatever restrictions that may be placed upon them under the rules and regulations of the Australian Stock Exchange Ltd. (“ASX”).  Each Participant shall use its best efforts to ensure that the issuer of the Discovery Shares or Options, as applicable, procured by it shall not impose or cause to be imposed restrictions on the conversion of such Discovery Shares or the resale of the Shares in addition to those set forth (i) in this Agreement and the respective Exhibit “E-1,” “E-2,” or “E-3,” as applicable or (ii) by operation of law under the rules and regulations of the ASX.

2.2
Each Discovery Share and each Option shall be convertible into one Share as set forth in the respective Exhibit “E-1,” “E-2,” or “E-3,” as applicable.  If, following the date of this Agreement, an issuer of Discovery Shares or Options elects to undertake a consolidation of share capital, then any Discovery Shares or Options issued to Ridgelake or its designee(s) shall be subject to consolidation at the same ratio; provided, however, that Ridgelake shall not suffer, as the result of any such consolidation, a dilution in the value of the Discovery Shares, in the value of the Options, or in the value of Shares to be issued upon conversion of the Options or Discovery Shares, as applicable.

2.3
Each Participant represents and warrants that at an Extraordinary General Meeting (“EGM”) of the issuer of the Discovery Shares or Options procured by such Participant, such issuer’s shareholders approved corporate resolutions necessary to, among others, (i) change the nature of the issuer’s business direction to that of an oil and gas company, (ii) as to issuers of Discovery Shares, amend the issuer’s constitution to create the class of shares entitled “Discovery Shares” with terms and conditions as set forth herein and in Exhibit E-1 or E-2, as applicable, (iii) authorize the issuer’s Board of Directors to issue Options and/or Discovery Shares to Ridgelake (300,000 Options, 2,500,000 Discovery Shares in the case of the GulfX Discovery Shares, and 1,000,000 Discovery Shares in the case of the Entek Discovery Shares) and, (iv) authorize its Board of Directors to authorize Shares necessary to accommodate conversion of the Options and/or Discovery Shares, as applicable, and (v) authorize a consolidation of capital of the issuer.

2.4
Authorization and Issuance.  Each Participant shall use its best efforts to ensure that upon issuance, the Options, Discovery Shares and the Shares procured by such Participant will have been duly authorized by the Board of Directors and shareholders of the issuer thereof and, when issued in accordance with the terms of this Agreement, will be fully paid, non-assessable and validly issued.

2.5
Authority of Participants.  Each Participant represents that it has full power, authority and legal capacity to execute, deliver and perform this Agreement, and that all corporate action necessary for such Participant’s execution of this Agreement and its consummation of the transactions contemplated by this Agreement will have been duly and effectively taken upon execution.

2.6
Compliance with Applicable Laws; Permits.  Each Participant shall use its best efforts to ensure that the issuer of the Options and/or Discovery Shares procured by it will comply in all material respects with the Australian Corporations Act and all applicable laws, rules and regulations enforced or promulgated by the ASX and the Australian Securities and Investments Commission (collectively, the “Regulator”).  To the knowledge of each Participant, the issuer of the Options and/or Discovery Shares procured by it has not received any written notice, nor does it have knowledge that any investigation or review by any governmental entity or Regulator with respect to the Shares or any of its assets is pending or threatened or that any such investigation or review is contemplated.  To the knowledge of each Participant, none of the reports, documents or materials filed with or furnished to the Regulator or any governmental authority by the issuer of the Options and/or Discovery Shares procured by such Participant, with respect to the Discovery Shares, the Shares, or the business and operations of such issuer, contains any untrue statement of a material fact or omits any statement of a material fact necessary to make the statements therein not misleading.  Each Participant shall use its best efforts to ensure that the issuer of the Options and/or Discovery Shares procured by such Participant discloses, to the extent required by applicable law or the rules and regulations of the Regulator, the terms and conditions of this Agreement and the terms and conditions of the issuance of the Options and/or the Discovery Shares, including the right to convert Options and/or Discovery Shares into Shares and the terms of such conversion.

2.7
Advice of Changes.  Each Participant shall use its best efforts to ensure that the issuer of the Options and/or Discovery Shares procured by it shall as promptly as possible advise Ridgelake in writing of any change or event having a material adverse effect, or that such Participant or such issuer believes would or would be reasonably likely to cause or constitute a material breach of any representations, warranties or covenants of such Participant contained herein.

2.8
Agreement Valid and Binding.  Each Participant represents and warrants that this Agreement has been duly executed and delivered by such Participant and this Agreement is the legal, valid and binding obligation of such Participant, enforceable against such Participant in accordance with its terms, except as enforcement thereof may be limited by laws affecting the enforcement of creditors’ rights.  Neither the execution and delivery by such Participant of this Agreement, nor the consummation by such Participant of the transactions contemplated hereby, nor the compliance by such Participant with or fulfillment by such Participant of the terms and provisions hereof will (i) with or without the giving of notice or lapse of time or both, conflict with or result in a breach or violation of, or default under, or permit the acceleration of any obligation under any provision of any agreement or other instrument or restriction of any kind to which such Participant is a party or by which such Participant is otherwise bound or affected, or (ii) violate any judgment, order, writ, injunction, decree, statute, rule or regulation applicable to such Participant, except in the case of the preceding clauses, for those conflicts, breaches, violations, defaults or accelerations that would not, individually or in the aggregate, have, or be reasonably likely to have, a material adverse effect on the ability of such Participant to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

2.9
Consents.  Each Participant shall use its best efforts to ensure that the issuer of the Options and/or Discovery Shares procured by it provides all consents, approvals, waivers, orders, authorizations, registrations, declarations or filings with, or notices to, the Regulator and any governmental entity, other regulator or other third party required for the issuance of the Options, the Discovery Shares and the Shares or the execution and delivery of this Agreement.

2.10
No Misrepresentations.  Each Participant represents and warrants that the warranties, representations and covenants made in this Agreement by such Participant do not contain any untrue statement of material fact or omit to state any material fact required to be stated herein or necessary to make the statements herein, in the context in which they were made, not misleading.

ARTICLE III
INTEREST EARNED

3.1
If a Participant participates in and pays its respective Cost Share (as set forth in the table in Section 1.1.1 above) of all Operations relevant to a particular Lease, delivers appropriate Options and/or Discovery Shares to Ridgelake and/or its designee(s) in accordance with Article II above and if such Participant has paid its respective Cost Share of all Sunk Costs and Lease Expenses relevant to the Leases, then such Participant shall earn an undivided working interest in the Lease upon which such Operations have been conducted equal to its respective “Earning Share,” as set forth in the table in Section 1.1.1 above.

         3.1.1               It is understood that any working interest earned by a Participant shall be subject to and shall bear its proportionate share (i.e., its respective Earning Share) of all burdens that attach to each Lease, including, but not limited to, lessor’s royalty and overriding royalties that are applicable to each Lease as of the effective date of this Agreement.  (To the best of Ridgelake’s knowledge, each Lease is burdened with a 16 2/3% Royalty to Lessor and Overriding Royalties as follows:  Viosca Knoll Block 79 – 4%; High Island Block A 307 – 4%; Vermilion Block 317 – 3 1/3%; South Marsh Island Block 138 – 3 1/3%; and South Marsh Island Block 152 – 3 1/3%.)

3.2
Each Participant may earn its respective Earning Share in each Lease that is subject to this Agreement on a Lease-by-Lease basis.  However, subject to and without waiver of the right to audit and dispute costs and expenses, should a Participant not timely pay all of its Cost Share of all costs and expenses of Operations on a Lease, then, if such Participant fails to pay such costs and expenses within ten (10) days after receiving a notice of default from Ridgelake, such Participant shall forfeit its right to earn a working interest in the particular Lease and will have no right to a refund of any money previously paid to Ridgelake relevant to the particular Lease.

ARTICLE IV
OPERATOR

4.1
   Ridgelake shall be designated Operator for all wells drilled pursuant to the terms of this Agreement and shall conduct and direct all operations on the Leases, as permitted and required pursuant to the terms of this Agreement and the JOA attached hereto as Exhibit “D”.

4.2
   Notwithstanding the terms of the JOA, the timing and order of Operations shall be at Ridgelake’s sole discretion, until such time as a Participant has earned a working interest in a particular Lease.  Once a Participant has earned a working interest in a Lease, then, insofar and only insofar as said Lease is concerned, the terms of the JOA shall be applicable to a proposal by such Participant relevant to the drilling of wells or other operations on the Lease.

4.2.1
It is the intention of the Parties that a well shall be spudded on each Lease prior to the first day of the beginning of the last year of the primary term of each Lease.  However, it is understood and agreed that for various reasons a well may not be spudded on each Lease as anticipated.  If a well is not so spudded on a particular Lease before the first day of the beginning of the last year of the primary term for a particular Lease, then it is understood and agreed that a Participant in such Lease may submit a proposal to Ridgelake for the drilling of a well on the particular Lease in accordance with the terms of the JOA attached hereto.  If Ridgelake agrees to participate in the well proposed by such Participant, then the well shall be drilled in accordance with the terms of this Agreement and the Participants must complete the interest earning operations in order to earn an interest in the Lease.  However, if Ridgelake does not agree to proceed with the well, then a Participant in the Lease may proceed to drill the well under the terms of the JOA attached hereto and, if the said well is completed by the Participant, then the Participants in such well shall earn their respective working interests in the Lease (as set forth in Section 3.1 above) and any penalties under the JOA shall be applicable to Ridgelake’s interest in the well.  (It is recognized that other parties may be participating in a particular Lease under agreements that are similar to this Agreement.  Accordingly, any penalty applicable to Ridgelake’s interest will be proportionately allocated to those parties who have agreed to participate in the well.)

4.2.2
If no well is spudded on a particular Lease before expiration of the Lease, this Agreement shall no longer be applicable to the Lease.  However, it is understood and agreed that all money paid to Ridgelake under the terms of this Agreement shall be retained by Ridgelake and that there shall be no refund of any money to Participants.

4.3
   Operator shall conduct all Operations in a good an workmanlike manner, but shall have no liability as Operator for losses sustained or liabilities incurred, except as may result from gross negligence or willful misconduct.

4.4
    The number of employees used by Operator in conducting operations hereunder, their selection, the hours of labor, and the compensation for services performed, shall be determined by Operator, or its subcontractors, and all employees shall be the employees of Operator or its subcontractor.

ARTICLE V
EXPENDITURES AND LIABILITY OF PARTIES

5.1
The duties, obligations and liabilities of the Parties shall be several, not joint or collective.  Each Party shall be solely responsible for its own obligations and for all expenses incurred by it in connection with this Agreement (including without limitation fees and expenses of its own counsel and consultants), and shall be liable only for its proportionate share of the costs of drilling and operating the well or wells pursuant to the terms of this Agreement.  It is not the intention of the Parties to create, nor shall this Agreement be construed as creating, an association or trust, or to impose a partnership duty, obligation, or liability with regard to any one or more of the Parties hereto.  However, notwithstanding any provisions herein that the rights and liabilities are several and not joint or collective, or that this Agreement and the Operations hereunder shall not constitute a partnership, each Party elects not to be excluded from the application of Subchapter K, Chapter 1, Subtitle A, Internal Revenue Code of 1986, as amended, and similar provisions of applicable state laws.  The tax partnership shall be governed by Exhibit “F” attached to the JOA that is attached as Exhibit “D”.

5.2
All costs and expenses hereunder, and the accounting with respect thereto, shall be in accordance with the Accounting Procedure that is attached to the JOA; provided however, should any conflict exist between the provisions in the body of this Agreement and the said Accounting Procedure, the provisions in the body of this Agreement shall prevail.

5.2.1
Ridgelake shall keep an accurate record of the joint account hereunder, showing expenses incurred and charges and credits made and returns made and received.  Such records shall be available at all reasonable times for examination by a Participant or its authorized representatives, as provided in the JOA.

5.3
Ridgelake shall pay or cause to be paid all rentals, and minimum royalty payments which may be required under the terms of the Leases; provided, however, it is understood and agreed that Ridgelake shall have no liability to Participants for losses sustained or liabilities incurred for failure to so properly pay rents and/or minimum royalties or to otherwise maintain such Leases.

ARTICLE VI
MISCELLANEOUS PROVISIONS

6.1
This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties; provided, however, it is understood and agreed that no Participant may sell, assign, transfer or otherwise dispose of its rights hereunder except as expressly provided in this Agreement.

6.2
The delay or failure on the part of any Party hereto to insist, in any one instance or more, upon the strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect.  In addition, no waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

6.3
SHOULD A PARTICIPANT EARN A WORKING INTEREST IN ANY LEASE PURSUANT TO THE TERMS OF THIS AGREEMENT, THE INTEREST EARNED BY PARTICIPANT IN SUCH LEASE SHALL BE ASSIGNED BY RIDGELAKE TO PARTICIPANT AS IS, AND RIDGELAKE MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN FACT OR BY LAW, WITH RESPECT TO TITLE, CONDITION, FITNESS FOR PURPOSE OR OTHERWISE, EXCEPT THAT RIDGELAKE SHALL WARRANT ITS TITLE TO THE LEASES AGAINST ANYONE ASSERTING AN ADVERSE CLAIM AGAINST THE INTEREST CONVEYED WHICH IS CREATED BY, THROUGH OR UNDER RIDGELAKE, BUT NOT OTHERWISE.

6.4
This Agreement and all instruments executed in accordance with it shall be governed by and interpreted in accordance with the laws of the State of Louisiana, without regard to conflict of law rules that would direct application of the laws of another jurisdiction, except to the extent that it is mandatory that the laws of some other jurisdiction, where the Leases are located, shall apply.

6.5
This Agreement, including all exhibits and schedules attached hereto and made a part hereof constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions.  Without limiting the generality of the foregoing, as between GulfX and South Marsh, this Agreement specifically supersedes and replaces the South Marsh Participation Agreement, which, effective as of the date hereof, shall be of no further force or effect.  No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto.

6.6
Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery, facsimile transmission, or be depositing same in the mail, addressed to the Party to be notified, postage paid.  Notices served in any manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by telecopier shall be deemed given and received, other than during normal business hours, as of the opening of business on the next business day).  For purposes of notice, the addresses of the parties shall be as follows:

Ridgelake Energy, Inc.
3636 North Causeway Blvd., Suite 300
Metairie, LA 70002
Attention: Mr. William M. Hines
Facsimile No.: (504) 831-3746

GulfX, LLC
15 Rheola Street
West Perth
6005 Western Australia, Australia
Attention: Mr. Paul Garner
Facsimile No.: _____________

South Marsh LLC
15 Rheola Street
West Perth
6005 Western Australia, Australia
Attention: Mr. Paul Garner
Facsimile No.: _____________

Each Party shall have the right, upon giving ten (10) days’ prior notice to the other in the manner hereinabove provided, to change its address for the purposes of notice.

6.7	Each Participant shall pay for all documentary, filing and recording fees required with the filing and recording of any assignment or other conveyance it may earn pursuant to this Agreement.

6.8
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in a materially adverse manner with respect to any Party.

   6.9           Except as expressly provided herein, this Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third party beneficiaries.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

RIDGELAKE ENERGY, INC.

By: /s/ William M. Hines
Vice President

GULFX, LLC

By: /s/ Paul Garner
Paul Garner
Vice President

SOUTH MARSH LLC

By: /s/ Paul Garner
Paul Garner
Vice President